Exhibit 4.4

NEITHER THIS NOTE NOR THE securities ISSUABLE UPON CONVERSION OF PRINCIPAL HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (TOGETHER, THE “SECURITIES LAWS”) AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ENCUMBERED IN THE ABSENCE OF COMPLIANCE WITH SUCH SECURITIES LAWS AND UNTIL THE ISSUER THEREOF SHALL HAVE RECEIVED AN OPINION FROM COUNSEL ACCEPTABLE TO IT THAT THE PROPOSED DISPOSITION WILL NOT VIOLATE ANY APPLICABLE SECURITIES LAWS.

CONVERTIBLE NOTE

Principal Amount: $22,000.00	Date: May 14, 2014

In consideration of $20,000.00 cash payment Cabinet Grow, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of _______________ (“Holder”), the principal sum of TWENTY TWO THOUSAND AND NO/100 DOLLARS ($22,000.00) 9.1% OID, together with accrued interest on the unpaid principal balance thereof at the rate of Ten percent (10.0%) per annum, calculated on the basis of actual days elapsed in a year of 365 days.

All interest due and payable under this Note may be paid in shares of the Company’s common stock pursuant to the terms of Article 2 of this Note. Interest shall be paid in-kind at the election of the Holder.

Article 1
Payments

1.1  Principal and Interest Due. Except in the event of a conversion of this Note in accordance with Article 2, or the prepayment of this Note, the principal balance shall be due and payable six months from the date of this note. Any payments received shall be applied first to any other charges due under this Note and thereafter to the payment of the principal balance of this Note.

1.2  Manner of Payment. All payments of principal shall be made in United States currency at such place as Holder shall designate to the Company in writing. If any payment of principal on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall not be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of California.

1.3  Prepayment. This Note may be prepaid, in whole or in part, by the Company at any time and from time to time, without premium or penalty. At Holder’s option, any payments on this Note shall be applied first to pay Holder for all costs of collection of any kind, including reasonable attorneys’ fees and expenses, and thereafter to the payment of principal.

Article 2
Conversion

2.1  Conversion. At Holder’s option, Holder shall have the right at any time during the Conversion Period (as defined below) to convert the principal amount and accrued interest payable of this Note, in accordance with the provisions of Section 2.2, into $0.001 par value shares of the Company’s common stock (the “Shares”) The conversion price (the “Conversion Price”) shall equal $0.20 per share (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). For all purposes of this Note, the “Conversion Period” shall mean that period from the issuance of this Note to its maturity. Provided, however, that no conversion shall be permitted if the number of Shares issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of the Company.

2.2  Method of Conversion.  To convert this Note, Holder must deliver a conversion notice substantially in the form attached hereto as Annex A during the Conversion Period. No fractional shares shall be issued upon conversion of this Note. In lieu of any fractional share to which Holder would otherwise be entitled upon conversion of this Note, the Company will pay to Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon the conversion of this Note, Holder shall surrender this Note, duly endorsed, at the Company’s principal office, and the Company shall, at its expense and as soon as practicable thereafter, issue and deliver to Holder at such principal office one or more certificates for the number of common shares to which Holder is entitled (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with a check payable to Holder for any cash amounts payable as described herein. Any conversion of this Note shall be deemed to have been made immediately prior to the close of business on the date of this Note’s surrender, and the person or persons entitled to receive ownership interest upon such conversion shall be treated for all purposes as the record holder or holders of such ownership interest as of such date. Upon this Note’s conversion, and payment of any accrued interest hereon, the Company will be forever released from all of its obligations and liabilities hereunder with regard to that portion of the principal amount being converted, including without limitation the obligation to pay such portion of the principal amount and accrued interest.

Article 3
Default and Remedies

3.1  Default. The occurrence of any of the following events shall constitute a “Default” under this Note:

(a) Company’s failure to remit to Holder the principal or interest hereof as the same becomes due hereunder;

(b) Company’s assignment for the benefit of creditors, or filing of a petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors;

(c) Company’s application for, or voluntary permission of, the appointment of a receiver of trustee for any or all Company property;

(d) Any action or proceeding described in the foregoing paragraphs (b) and (c) is commenced against Company and such action or proceeding is not vacated within 60 days of its commencement;

(e) Company’s dissolution or liquidation.

3.2  Remedies Upon Default. Upon any Default:

(a) Interest rate shall increase to Twelve percent (22.0%) per annum, from the date of Default;

(b) Holder may without further notice declare the entire remaining principal sum of this Note, together with all interest accrued thereon, immediately due and payable; and Holder’s failure to declare the entire remaining principal sum of this Note, together with all interest accrued thereon, immediately due and payable shall not constitute a waiver by Holder of its right to so declare at any other time;

(c) Holder may employ an attorney to enforce its rights and remedies hereunder and Company hereby agrees to pay Holder’s reasonable attorneys’ fees and other reasonable expenses incurred by Holder in exercising any of Holder’s rights and remedies upon Default; and

(d) Holder’s rights and remedies provided hereunder shall be cumulative and may be pursued singly, successively or together in Holder’s sole discretion; and Holder’s failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

Article 4

Registration Status of Shares; Restrictions on Transferability.

4.1  The holder understands, acknowledges and agrees that:

(a) The Shares to be issued upon conversion of this Note have not been registered under the Securities Act of 1933, as amended (the “Act”) or under applicable state securities acts on the grounds that the Shares are being issued in a transaction (i) involving a limited group of knowledgeable investors fully familiar with the affairs and proposed operations of the Company, and (ii) not involving a public offering and that, consequently, such transaction is exempt from registration under the Act and the state securities acts. The Company will rely on the Holder’s representations in the Investor Qualification Questionnaire as a basis for the exemption from registration.

(b) The Shares may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement or appropriate exemption from registration under applicable state law and, as a result, the Holder must comply with applicable transfer requirements. Should the Holder should later desire to dispose of or transfer any of the Shares in any manner, the Holder shall not do so without first obtaining (i) an opinion of counsel satisfactory to the Company that such proposed disposition or transfer may be made lawfully without the registration of the Shares pursuant to the Act and applicable state laws, or (ii) registration of such Shares. Set forth in Paragraph 2(f) above and may be required to hold the Shares for an indefinite period of time.

(c) The Company is under no obligation to file a registration statement with respect to the Shares. Furthermore, the provisions of Rule 144 under the Act will permit resale of the Shares only under limited circumstances. For example, the Shares must be held by the Holder for at least six months following the date of this Note before they can be sold pursuant to Rule 144 and even then such sales will be further restricted by certain volume limitations.

4.2  Legend on Certificates to be Issued. The Holder understands and acknowledges that the stock certificate representing the Shares to be issued by the Company upon conversion of this Note will contain substantially the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the “Act”), OR APPLICABLE STATE SECURITIES LAWS. NO SALE OR ASSIGNMENT OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE except in conjunction with an effective registration statement for the securities under applicable securities laws UNLESS THE HOLDER SHALL HAVE OBTAINED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH PROPOSED DISPOSITION OR TRANSFER LAWFULLY MAY BE MADE WITHOUT REGISTRATION OF SUCH SHARES PURSUANT TO APPLICABLE SECURITIES LAWS, OR SUCH REGISTRATION.

Article 5
General Provisions

5.1  Waiver of Protest, Presentment and Notice. The Company hereby waives presentment, demand for payment, notice of nonpayment or dishonor, protest, and notice of protest, and agrees to continue to be bound for the payment of principal, interest and all other sums due under this Note notwithstanding any extension or alteration of the time or terms of payment hereon, any renewal or any acceptance of security of any kind. Company also hereby waives the right to protest the domestication or collection of any judgment obtained against the Company with respect to this Note in any jurisdiction where the Company may now or hereafter maintain assets or be registered or qualified to transact business.

5.2  Obligations Absolute. Company’s obligations hereunder are absolute, and Company hereby waives any and all rights to offset, deduct or withhold any payments or charges due hereunder for any reason whatsoever.

5.3  Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

5.4  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its conflicts-of-law principles.

5.5  Severability. If any provision in this Note is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

5.6  Waiver of Right or Remedy. No waiver of any right or remedy under this Note shall be valid unless in writing executed by the Holder hereof, and any such waiver shall be effective only in the specific instance and for the specific purpose given. All rights and remedies of all present and future Holders of this Note shall be cumulative and may be exercised singly, concurrently or successively. This Note shall bind the Company and its successors and assigns.

5.7  Notices. Any notice required or permitted to be given hereunder shall be made as follows:

To the Company

Mr. Sam May

President

Cabinet Grow, Inc.

17801 Main Street, Suite E

Irvine, California 92614

To the Holder

Name

Street

City, state, Zip

Tele

5.8  Construction. The headings of Sections in this Convertible Note are provided for convenience only and will not affect its construction or interpretation. All references to Articles or Sections refer to Articles and Sections of this Note unless otherwise specified.

In Witness Whereof, the Company has executed and delivered this Convertible Note as of the date first set forth above.

Cabinet Grow, Inc.

By: __________________________
sam may

president

NOTICE OF CONVERSION

(to be signed only upon conversion of note)

To: Cabinet Grow, Inc.

Mr. Sam May

President

17801 Main Street, Suite E

Irvine, California 92614

The undersigned, the Holder of the Convertible Note of Cabinet Grow, Inc. dated _________________, hereby surrenders such Convertible Note for conversion into _________________ shares of the common stock of Cabinet Grow, Inc, to the extent of $___________________ of the unpaid principal and accrued interest of such Convertible Note, and requests that the certificates for such shares be issued in the name, and delivered to the address set forth below:

Exact Name in which shares are to be registered

Address, city, state and zip code
Tax ID#:
Dated:
Conversion Price:
Principal Balance:

HOLDER:

Signature

Name (print or type)

Phone

Email Address